FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2015
TIXFI INC.
 (Exact name of registrant as specified in its charter)

Nevada	333-197094	46-4724127
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

6517 Palatine Ave. N
Seattle, WA 98103
(Address of principal executive offices)

Registrant's Telephone Number, including area code:  206-395-3549

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Section 5- Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors accepted the resignation of Scott Abraham who is resigning his position as Chief Executive Officer, Chief Financial Officer, and Treasurer, and from the board of directors, effective January 7, 2015.  Management is unaware of any disagreements between Mr. Abraham and management relating to the registrant's operations, policies or practices.

The Company has provided a copy of the disclosures it is making herein to Mr. Abraham, and provided him with an opportunity to furnish the registrant as promptly as possible with a letter addressed to the registrant stating whether they agree with the statements made by the registrant in response to this Item 5.02, and, if not, stating the respects in which he does not agree. The Company will file any letter received as an exhibit to an amended 8-K.

The Board of Directors appointed Paula Martin as CEO, CFO and Treasurer of the Company, effective January 7, 2015.  There have been no transactions between Ms. Martin and the Registrant during the prior fiscal year which would be required to be reported pursuant to Item 404(a) of Regulation S-K that have not already been reported on Form 10-K.

Following is a brief description of Ms. Martin's business experience:

Paula Martin is a retired nurse, working in home health, post-surgery recovery and radiology care for 20 years, from 1993 until her retirement June 7, 2013.  She received her B.S.N. in nursing from Northwestern State University in Natchitoches and Shreveport, Louisiana.  She has worked for Natchitoches Parish Hospital Home Health Care, Director of Professional Friends Home Health Care in West Monroe, Louisiana, and E.A. Conway Medical Center through LSU Health Sciences Center in Monroe, Louisiana. Ms. Martin was employed at E.A. Conway Medical Center when she retired where she worked for 15 years.  Ms. Martin does not currently hold any outside positions, and does intend to hold any outside positions in the future.

Section 8 – Other Events

Item 8.01 Other Events

On January 7, 2015, Scott Abraham, a former officer and director of the Company, signed an agreement to transfer 5,000,000 shares of the Company's common stock to Paula Martin, the sole officer and director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Company Name: Tixfi Inc.

Date: January 9, 2015	By:	/s/ Paula Martin
Name: Paula Martin
Title: CEO